Exhibit 10.22

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SUPPLY AGREEMENT

(RECOMBINANT HUMAN INSULIN)

THIS SUPPLY AGREEMENT (this “Agreement”) is effective as of January 15, 2014 (the “Effective Date”) and is between Dance Biopharm Inc., a company organized under the laws of Delaware, with principal offices at 2 Mint Plaza #804, San Francisco, California 94103 (“DANCE”) and Gulf Pharmaceutical Industries organized under the laws UAE, with principle office located in Digdaga, Airport Road, Ras Al Khaimah, UAE , PO BOX 997 (“JULPHAR”).

DANCE and JULPHAR are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”.

BACKGROUND

A. DANCE wishes to engage JULPHAR to perform services for DANCE, as more specifically set forth herein, in connection with the manufacturing and supply of Active Ingredient (as defined below) for use in DANCE’s Product(s) (as defined below).

B. JULPHAR wishes to perform such services, all on the terms and conditions set forth in this Agreement.

COVENANTS

In consideration of the mutual covenants and promises set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement

“Active Ingredient” or “API” shall mean Recombinant Human Insulin as manufactured by JULPHAR (or its Affiliate(s) as defined below) in accordance with the Active Ingredient Specifications, for use in the Product.

“Active Ingredient Price(s)” shall have the meaning set forth in Section 8.1(a) hereof.

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“Active Ingredient Specifications” shall mean the specifications for the Active Ingredient attached hereto as Exhibit 1 and made a part hereof, as determined in accordance with this Agreement, the analytical methodology set forth and in accordance with the terms and conditions of the Quality Agreement.

“Affiliate” shall mean any corporation or non-corporate entity that controls, is controlled by, or is under common control with a Party. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or if it directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

“Agreement” shall mean this Supply Agreement, as it may hereafter be amended or supplemented from time to time.

“Applicable Laws” mean all applicable federal, state, provincial and local laws, statutes, ordinances, rules, and regulations of any kind whatsoever, and any applicable orders, injunctions, or decrees of any court, administrative agency, or similar authority, whether federal, state, provincial or local, including the laws, rules and regulations imposed by the United States Food and Drug Administration, EMA or other Governmental Authorities with jurisdiction over the services to be provided by JULPHAR hereunder.

“cGMPs” shall mean applicable standards for current good manufacturing practices of active ingredients specified in (i) the ICH Guidelines, (ii) the FDA’s “Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients”, and (iii) the EU GMP Guidelines, all as amended or updated from time to time. For clarity, such definition of cGMPs shall not include other country-specific regulatory requirements.

“Certificate of Analysis” shall mean a document, signed by an authorized representative of JULPHAR, certifying the Specifications for, and testing methods applied to, the Active Ingredient, and the results thereof, and which includes the Active Ingredient date of manufacture, date for re-testing or expiration date as appropriate.

“Certificate of cGMP Compliance” shall mean a document, signed by an authorized representative of JULPHAR, certifying that the Active Ingredient being delivered to DANCE has been manufactured in conformity with cGMPs.

“Confidential Information” shall mean, as the case may be, any and all information relating to the Active Ingredient, of a confidential nature not known to the public or to the recipient of the information before its disclosure belonging to either Party in written, electronic or any other form. This includes, but is not limited to, Know-How, operational methods, formulae, samples, Specifications, analytical methods as well as any details of commercial, technical, pharmaceutical, scientific and industrial nature. The terms of this Agreement shall also be deemed Confidential Information. Confidential Information shall not include information, materials, technical data or Know-How which: (i) is in a receiving Party’s possession at the time

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of disclosure as evidenced by the receiving Party’s written records immediately prior to the time of disclosure; (ii) is in the public domain at the time of disclosure; (iii) becomes part of the public domain by publication or otherwise after disclosure hereunder other than by breach of this Agreement by a receiving Party; (iv) is disclosed to a receiving Party by a third party having the right to disclose such information without any violation of any rights of or obligations to the disclosing Party; or (v) is independently developed by an employee or agent of a receiving Party without knowledge of the disclosing Party’s Confidential Information as evidenced by the receiving Party’s written records.

“Drug Master File” or “DMF” means a submission to EMA or other regulatory authority by JULPHAR that may be used to provide confidential detailed information about facilities, processes or articles used in the manufacturing, processing, packaging and storing of the Active Ingredient.

“EMA” shall mean the European Medicines Agency or any successor entity thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

“FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

“Force Majeure Event” shall have the meaning set forth in Section 17.1 hereof.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“ICH Guidelines” shall mean the document titled “Q7A—Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” endorsed by the International Conference on Harmonisation of Technical Requirements for Registrations of Pharmaceuticals.

“Invention” shall mean information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, Know-How, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

“Know-How” shall mean all confidential and identified technical and scientific information and data, irrespective of its subject-matter and form, including, but not limited to, processes, formulae, designs and data as well as Inventions and improvements whether patentable or not.

“Market Authorization Approval” shall mean applications to market a new drug. Such applications document safety and efficacy of the investigational drug and contain all the information collected during the drug development process. At the conclusion of successful preclinical and clinical testing, this series of documents is submitted to the FDA in the U.S. or EMA in Europe or to the applicable regulatory authorities in other countries. The application must present substantial evidence that the drug will have the effect it is represented to have when people use it or under the conditions for which it is prescribed, recommended or suggested in the labeling.

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“PO” shall have the meaning set forth in Article 5 hereof.

“Product” shall mean DANCE’s finished insulin product for clinical use and pending successful trial, for commercial use.

“Supplied Product” shall have the meaning set forth in Exhibit 1 hereof.

“Production Site” shall mean the JULPHAR site in which it manufactures the Active Ingredient in Ras Al Khaimah (RAK), United Arab Emirates (UAE).

“Quality Agreement” shall mean the Quality Agreement described in Article 6 which the parties shall in good faith negotiate and execute within ninety (90) days after the execution of this Agreement, and which shall be made part hereof.

“Recall” shall have the meaning set forth in Section 11.2(a) hereof.

“Recalled Product” shall mean any Product subject to a Recall.

“Regulatory Change” shall have the meaning set forth in Section 18.2 hereof.

“Specifications” shall mean the Active Ingredient Specifications and the Packaging Specifications.

“Term” shall have the meaning set forth in Section 10.1 hereof.

“Third Party” shall mean any person or entity other than DANCE, JULPHAR and their respective Affiliates.

“Third Party Claims” shall have the meaning set forth in Section 12.1 hereof.

ARTICLE 2

MANUFACTURE, SALE AND PURCHASE OF ACTIVE INGREDIENT;

2.1 Subject to the terms and conditions of this Agreement, JULPHAR shall manufacture and supply to DANCE and DANCE shall purchase from JULPHAR, such quantities of Active Ingredient required for Phase 3 clinical development and for commercial sale of the Product. All API to be supplied under this Supply Agreement shall be manufactured by JULPHAR in conformance with Specifications, Applicable Laws, and cGMP.

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ARTICLE 3

COOPERATION WITH GOVERNMENTAL REQUIREMENTS

3.1 Cooperation. The Parties shall cooperate with one another as may be reasonably necessary or appropriate to satisfy all governmental requirements, regulatory filings, and obtain all needed permits, approvals and licenses with respect to the manufacture and supply of the Active Ingredient.

3.2 Regulatory Actions. JULPHAR agrees to provide to DANCE, as requested, with all information and data in JULPHAR’s possession or control for DANCE to obtain and maintain Market Authorization Approvals for the Product in any country, including information relating to the Production Site, or the methodology, raw materials used in the manufacture, processing or packaging of API, or any other matters, if proven by DANCE, that are required or requested to be provided to the EMA, FDA or any other Governmental Authority. In addition, JULPHAR agrees to cooperate with DANCE with respect to obligations to submit or report information relevant to API pursuant to EMA, FDA regulations , the FD & C Act and all other Applicable Laws.

Such cooperation shall include communicating with FDA, EMA and other Governmental Authorities and making available as promptly as practicable all information, documents and other materials which result from the performance by JULPHAR of its services hereunder which DANCE is required to submit or which DANCE may otherwise reasonably request in connection with any governmental filings relating to the Active Ingredient.

Notwithstanding the foregoing, it shall be the responsibility of (i) DANCE to obtain and maintain all such permits, approvals and licenses which are specific to the Active Ingredient or the Product, and (ii) JULPHAR to obtain and maintain all such permits, approvals and licenses which are generally required for the Production Site and to maintain the Drug Master File in respect of the Active Ingredient. JULPHAR shall support DANCE’s clinical regulatory filling(s) and any Market Authorization Approvals by providing the following documentation: (i) Certificate of Analysis with each lot conforming to EP and USP monographs; (ii) Letter of access to the DMF as necessary for any regulatory filings with FDA, EMA or any other Governmental Authorities (iii) other regulatory documents and information required for EU clinical trial and Information on the API to comply with requirements of the European Clinical Trials Directive and the CHMP guideline on the requirements to the chemical and pharmaceutical quality documentation concerning investigational medicinal products in clinical trials and (iv) any other regulatory documents and information required for the conduct of any clinical trials for the Product and the filing of any applications seeking Market Authorization Approval in any country of the world. .

JULPHAR shall permit the EMA, FDA and other Governmental Authorities, as applicable, to conduct such inspections of the Production Site at which any of the manufacturing or processing activities relating to the API are performed, as such Governmental Authorities may request, including pre-approval inspections, and shall cooperate with such Governmental Authorities with respect to such inspections related to the manufacture and supply of API. JULPHAR shall (a) give DANCE prior written notice of any such inspections of the Production Site related to the

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API; and (b) keep DANCE informed about the results and conclusions of each such regulatory inspection. JULPHAR shall correct any deficiencies of such audit observations identified by any Governmental Authority in a prompt and efficient manner so as to prevent any delay in DANCE obtaining Market Authorization Approval for the Product or in the shipment of any Product ordered by DANCE.

3.2 Drug Master Files. JULPHAR shall provide the appropriate authorizations to each applicable Governmental Authority allowing DANCE the right to reference all Drug Master Files to apply for, obtain and maintain any Market Authorization Approval or other regulatory approvals for the Product.

JULPHAR shall correct any deficiencies of such Drug Master File identified by any Governmental Authority in a prompt and efficient manner so as to prevent any delay in DANCE obtaining regulatory approval for a Product. In addition, JULPHAR shall be responsible for maintaining such Drug Master File in accordance with all Applicable Laws including those of the UAE and EU and ensuring that all data and information incorporated therein is accurate and current as necessary to support obtaining and maintaining the applicable Market Authorization Approvals and regulatory filings by DANCE.

ARTICLE 4

SPECIFICATIONS & SPECIFICATION CHANGES

4.1 Specifications: JULPHAR agrees that, prior to each shipment of API, it shall perform quality control procedures reasonably necessary to ensure that the API to be shipped conforms fully to the Specifications. Each shipment of API shall be accompanied by a Certificate of Analysis (describing all current requirements of the Specifications and results of tests performed certifying that the quantities of API supplied have been manufactured, controlled and released according to the Specifications and all Applicable Laws, including confirmation that the material has been manufactured, packaged and tested in accordance with cGMP requirements, and ICH Q7A and such additional documents as may be specified in the Quality Agreement or as otherwise reasonably required and specified in POs by DANCE from time to time).

4.2 Quality Agreement. Prior to DANCE issuing a purchase order to JULPHAR for clinical supply of API, the Parties shall enter into an agreement specifying the Parties’ respective responsibilities for storage, release, stability, vigilance program, quality control and quality assurance with respect to the API (the Quality Agreement).

4.3 Specification Changes: Upon any change in the Active Ingredient Specifications or Packaging Specifications requested by DANCE (“DANCE Specification Changes”), including the addition of new packaging configurations, DANCE shall promptly advise JULPHAR in writing of any requested DANCE Specification Changes, and JULPHAR shall promptly advise DANCE as to the feasibility of the DANCE Specification Changes, and if in JULPHAR’s reasonably exercised discretion, the DANCE Specification Changes are found to be commercially reasonable and feasible, JULPHAR will inform DANCE of any scheduling and/or price adjustments which may result from the DANCE Specification Changes.

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4.4 Price Adjustment. Prior to implementation of DANCE Specification Changes, the Parties shall negotiate in good faith in an attempt to reach agreement on (a) the new Active Ingredient Price for any Active Ingredient which embodies the DANCE Specification Changes, (b) any amounts to be reimbursed by DANCE to JULPHAR as described in the next sentence of this paragraph, and (c) any other amendments to this Agreement which may be necessitated by the DANCE Specification Changes (i.e., an adjustment to the lead time for POs). DANCE shall reimburse JULPHAR for the mutually agreed upon reasonable expenses incurred by JULPHAR as a result of the DANCE Specification Changes, including, but not limited to, reimbursing JULPHAR for its mutually agreed validation and development costs, capital expenditure costs and costs for any reasonable inventory of packaging components or other materials maintained by JULPHAR for purposes of this Agreement and consistent with the PO, and rendered unusable as a result of the DANCE Specification Changes.

4.5 Changes in Manufacturing Processes. JULPHAR shall not make any material changes in the manufacturing processes of the API except as required by Applicable Laws without DANCE’s prior consent. In the event a change in manufacturing process is required, JULPHAR shall provide DANCE with not less than six (6) months’ prior written notice of JULPHAR’s implementation of any intended significant material change(s) to its manufacturing processes for the Active Ingredient, which might affect the quality of the Active Ingredient or any Market Authorization Approvals for the Product (“Change Notice”) (e.g. any change in the Active Ingredient Specifications or Packaging Specifications made by JULPHAR other than pursuant to a DANCE request). If a significant change is implemented by JULPHAR and DANCE provides JULPHAR with demonstrable evidence that the utility (i.e. the conditions of being useful as a pharmaceutical product in connection with the manufacture and performance of the Product) of the Active Ingredient is significantly altered in that there is no similar bioequivalence (to Active Ingredient before the significant change) or similar Product specifications when formulated in the final Product formulation (together, “Utility Loss”), the parties shall exert their reasonable commercial efforts to resolve issues related to the Utility Loss in order to continue operating under this Agreement. In the case of pending specification change, JULPHAR shall allow DANCE ninety (90) days to purchase Active Ingredient supply needed prior of the implementation of specification changes. DANCE shall, over the course of the notice period, have the right to place POs and JULPHAR shall have the obligation to accept such POs and manufacture up to four (4) times the quantity of API reflected in the Rolling Forecast (as defined below).

ARTICLE 5

FORECASTING & ORDERS

5.1 Forecasts. Upon the Effective Date of this Agreement, and thereafter at least sixty (60) days prior to the beginning of each subsequent calendar quarter, DANCE shall provide JULPHAR with an initial forecast of the quantities of the API estimated to be required during the immediately following calendar quarter (“Q1”) and the next five (5) succeeding calendar

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quarters (“Q2”, “Q3”,“Q4, Q5 and Q6” respectively) (each, a Rolling Forecast). Rolling Forecasts for Q1 and Q2 shall be binding. Rolling Forecasts for Q3 and Q4 are binding for at least 50% of the forecasted quantities. Q5 and Q6 are non-binding and serve only to facilitate JULPHAR’s production scheduling. JULPHAR will supply the Active Ingredient in appropriate packaging and the minimum quantity of Active Ingredient packaged for shipment shall be 1 (one) kilogram.

5.2 Purchase Orders. Together with each Rolling Forecast, DANCE shall place a firm order (“Firm PO”) with JULPHAR for supplies of API for delivery in Q1 and Q2. JULPHAR shall accept and fulfill all orders for API provided by DANCE in accordance with the terms of the Agreement and which do not exceed 120% of the binding portion of the Rolling Forecast. To the extent a Firm PO for any calendar quarter exceeds 120% of the Forecast for the relevant quarter, JULPHAR shall use commercially reasonable efforts to supply the quantity ordered.

5.3 Target Minimum Annual Volumes. Provided that JULPHAR has obtained all regulatory approvals necessary to manufacture API, Dance shall purchase a minimum quantity of API from JULPHAR during each calendar year of the Term, in accordance with the following Table

Year Volume

2014:    [*]

2015:    [*]

2016:    [*]

2017:    [*]

In the event that DANCE does not purchase the above minimum quantities during any calendar year during the Term, JULPHAR, as its sole and exclusive remedy for such failure to purchase shall be entitled to terminate this Agreement on thirty (30) days written notice to DANCE; without prejudice to any other outstanding claims that either Party may have against the other at the time of termination. Any confirmed and outstanding POs at the time of termination have to be fulfilled by both Parties.

5.4 Confirmation by JULPHAR. No later than fifteen (15) days after receipt of DANCE’s Firm POs, JULPHAR shall confirm that it can fulfill the quantities specified in such orders.

ARTICLE 6

DELIVERIES

6.1 Purchase Quantities. JULPHAR shall ship the quantities specified in the PO by the delivery date designated in all POs confirmed by JULPHAR pursuant to Section 5.4

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above. Variations in shipments as outlined herein shall be deemed to be in compliance with such PO; provided, however, that DANCE shall only be invoiced and required to pay for the quantities of Active Ingredient which JULPHAR and/or its Affiliates actually ships to DANCE. All shipments of Active Ingredient shall be accompanied by a packing slip and a Certificate of Analysis which describes the Active Ingredient, states the PO number, confirms that the Active Ingredient conforms in all ways with the Specifications and was manufactured in accordance with cGMP and all other requirements of the FD & C Act and all other Applicable Laws, rules and regulations. To the extent of any conflict or inconsistency between this Agreement and any PO, or confirmation, the terms of this Agreement shall govern. DANCE shall notify JULPHAR of any short shipment claims within thirty (30) days of delivery of a shipment of Active Ingredient.

6.2 Active Ingredient Release. No Active Ingredient shall be released to DANCE without a Certificate of Analysis and Certificate of cGMP Compliance, both of which shall be supplied to DANCE by JULPHAR, (a) stating that the Active Ingredient being shipped have been tested and conforms to the Specifications and Quality Control Requirements, (b) confirming compliance with cGMP, the FD&C Act and all other Applicable Laws, rules and regulations.

6.3 Quality Control Requirements. Quality Control Requirements shall mean that JULPHAR shall subject all Active Ingredient to quality control inspections using quality control procedures, specifications, and systems to assure strict compliance with the Specifications and absence of defects.

6.4 Quality Agreement. Within ninety (90) days of signing this Agreement, the Parties shall enter into an agreement specifying the Parties’ respective responsibilities for storage, release, stability, vigilance program, quality control and quality assurance with respect to the Active Ingredient (the Quality Agreement).

6.5 Delivery Terms. Shipment of the Active Ingredient will be to a location designated by DANCE. DANCE will select and pay the carrier to be used. The Active Ingredient will be shipped with the requisite packing slip, Certificates of Analysis and Certificate of cGMP Compliance. The Active Ingredient will be shipped FCA JULPHAR RAK (Incoterms 2010). All shipments of the Active Ingredient to DANCE shall be made via such carrier(s) as DANCE may direct. Title and risk of loss shall pass to DANCE upon delivery to the carrier. Freight charges shall be billed ship collect.

6.6 Acceptance/Rejection: After receipt, DANCE shall have a reasonable period not to exceed sixty 60) days for accepting and/or rejecting the API that is conforming or non-conforming to the Specifications. At DANCE’s option, JULPHAR shall promptly replace the non-conforming batch and handle shipment thereof at no cost to DANCE. If the Parties cannot agree as to whether or not API is non-conforming, the dispute shall be resolved through the use of a US or EU Certified independent third party testing lab for final binding determination. DANCE shall bear the cost of the test in the event of unfounded rejection and JULPHAR shall bear the cost in the event the rejection is founded.

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6.7 Shipping; Dating and Customs Costs. JULPHAR shall make commercially reasonable efforts to cause Active Ingredient delivered hereunder to have twenty-four (24) months until expiration, but in any event, JULPHAR shall deliver Active Ingredient hereunder with at least eighteen (18) months until expiration. For clarity, costs for the shipment of Active Ingredient from the Production Site and all customs tariffs and duties shall be paid by DANCE.

6.8 Inconsistencies. In the event of any inconsistencies between the terms of this Agreement and the PO issued by DANCE hereunder or any acceptance thereof by JULPHAR, the terms of this Agreement shall govern.

6.8 Recordkeeping. JULPHAR shall keep and maintain all production, batch, control laboratory and other records relating to the Active Ingredient in accordance with all applicable FDA and other Applicable Laws, rules and regulations including but not limited to cGMP. Such records shall be made available to DANCE or its representatives upon request.

6.9 Inspections by DANCE. With reasonable written notice and upon a mutually agreed upon date, DANCE or its designated agents shall have the right to inspect those portions of the manufacturing, storage and warehouse facilities of a Production Site where Active Ingredient is being manufactured or stored, during regular business hours, to verify compliance with the terms and provisions of this Agreement or for insurance inspection purposes. Unless for reasonable cause, DANCE agrees to not inspect a Production Site more often than one (1) time in a calendar year period or any other frequency mutually agreed upon. JULPHAR shall correct any deficiencies of audit observations in a prompt and efficient manner.

6.10 Governmental Inspections. If JULPHAR is notified that the Active Ingredient or the Production Site will be subject to an inspection related to the Active Ingredient, by any Governmental Authority, JULPHAR shall promptly inform DANCE of such inspection and shall cooperate with and allow such inspection to the extent required by Applicable Laws. Subject to being excluded due to restrictions under confidentiality obligations of JULPHAR to Third Parties, and to JULPHAR’s determination that particular information and/or documentation is confidential in nature, JULPHAR shall provide information related to inspection outcomes to DANCE resulting from such inspection to the extent relevant to the Active Ingredient. JULPHAR will promptly inform DANCE whether any Form FDA 483 (or its equivalent) or warning letters or citations (collectively a “483 Notice”) are issued to JULPHAR (by the FDA or any other Governmental Authority) which are related to or impact the supply of the Active Ingredient to DANCE, and if the 483 Notice relates directly to the Active Ingredient, then JULPHAR shall use commercially reasonable effort to resolve it as quickly as practical.

ARTICLE 7

PRICE; PRICE ADJUSTMENTS; PAYMENT TERMS

7.1 Price & Price Adjustment. API pricing and adjustments are set forth in Exhibit 2, attached hereto. Unless otherwise specified in an invoice issued by JULPHAR, prices provided by JULPHAR are exclusive of any Value Added Tax (“VAT”) or other cost or taxes which may be applicable. The parties understand and agree that DANCE shall be responsible for

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any such VAT or other costs or taxes which may be applicable in accordance with local law and / or regulation. Payment for undisputed invoices will be made without deduction, deferment, set-off, lien or counterclaim of any nature. In the event of payment default, JULPHAR will be entitled to interest at the rate of 8% interest per annum calculated on a daily basis and at is discretion suspend provision of the Active Ingredient.

7.2 Payment Terms. JULPHAR shall invoice DANCE for all quantities of the Active Ingredient purchased hereunder concurrently with JULPHAR’s shipment thereof to DANCE. Subject to Section 6.2 and Section 11.1, all amounts properly invoiced by JULPHAR hereunder shall be due and payable net thirty (30) days after invoicing date. Payment will be made by wire transfer of funds to such account as JULPHAR may designate. Orders, invoices and payments under this Agreement shall be made in US dollars. Invoices shall reflect the actual quantities shipped and DANCE shall be responsible for payment for such actual quantities shipped in accordance with this Agreement.

ARTICLE 8

JULPHAR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

JULPHAR represents, warrants and covenants to DANCE as follows:

8.1 Active Ingredient. The Active Ingredient, at the time of sale and shipment to DANCE by JULPHAR, (a) will conform to the Specifications, as then in effect, (b) will have dating until re-evaluation of not less than that which is set forth in Section 6.7 above, (c) will have been manufactured in all material respects in accordance with cGMP in effect at the time of manufacture, (d) will not be adulterated or misbranded within the meaning of the FD&C Act, (e) will not have been manufactured, sold or shipped in violation of any Applicable Laws in any material respect, (f) will be conveyed with good title, free and clear of all security interests, liens or encumbrances, and (g) as may be appropriate or applicable, will have been approved by any and all requisite governmental and regulatory authorities.

8.2 Manufacturing Standards. JULPHAR shall manufacture and package the Active Ingredient in accordance with (i) the Specifications, (ii) then-current cGMPs, and (iii) ICH Guidelines, and all other Applicable Laws, rules and regulations.

8.3 Compliance with Applicable Laws. JULPHAR shall fully comply with all Applicable Laws, rule and regulations in performing the services contemplated hereunder.

8.4 Qualified Personnel. JULPHAR shall engage and employ only professionally qualified personnel to perform the services contemplated hereunder.

8.5 JULPHAR represents and warrants to DANCE that the Production Site is wholly-owned by JULPHAR.

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ARTICLE 9

GENERAL REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other as follows:

9.1 Power and Authorization. It has all requisite power and authority (corporate and otherwise) to enter into this Agreement and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

9.2 No Conflict. Its execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

9.3 Enforceability. This Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

ARTICLE 10

TERM; TERMINATION

10.1 Term. The Agreement shall commence on the Effective Date and remain in effect for an initial term of five (5) years from the date that a Governmental Authority approves the first Market Approval Application in any country (“Term”), with automatic two (2) year renewal unless terminated in writing by either party eighteen (18) months before expiry of the Term.

10.2 Termination Upon Breach. Either Party may terminate this Agreement upon not less than sixty (60) days prior written notice to the other Party upon the material breach or default by the other Party of any of its representations, warranties, covenants or agreements (provided, however, that such notice period shall be extended by such additional period as the breaching Party may request upon the breaching Party’s written certification that (i) such breach is reasonably capable of being cured within the period of the proposed extension, but not within such sixty (60) day period and (ii) it has commenced and is diligently pursuing efforts to cure such breach). Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either Party; provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the non-breaching Party within such notice period, then such notice of termination shall be deemed rescinded, and this Agreement shall be deemed reinstated and in full force and effect. Such right of termination shall be in addition to such other rights and remedies specified in this Agreement and as provided by law. For greater certainty, any breach or default (material or otherwise) by a Party under any other agreement between the Parties (other than the Quality Agreement) shall not entitle the other Party to terminate this Agreement.

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10.3 Termination Upon Bankruptcy. Either Party may terminate this Agreement upon bankruptcy of the other Party.

10.4 Termination Upon Discontinuation of Product Development. Either Party may terminate this Agreement if DANCE discontinues development of the Product based on regulatory, financial, technical, or commercial reasons.

10.5 Rights and Duties Upon Termination.

(a) Unless otherwise mutually agreed by the Parties, JULPHAR shall manufacture and ship, and DANCE shall purchase in accordance with the provisions hereof, all quantities of Active Ingredient ordered by DANCE hereunder prior to the date of expiration or termination.

ARTICLE 11

CLAIMS; RECALLS

11.1 Claims. DANCE may reject any quantity of the Active Ingredient which fails to conform to any applicable PO, warranty, Specifications or Applicable Laws upon written notice to JULPHAR describing such nonconformity given within sixty (60) days after DANCE’s receipt thereof (or, in the case of any defects not reasonably susceptible of discovery upon receipt of such goods, within thirty (30) days after discovery thereof by DANCE). Latent defects must be communicated to JULPHAR upon discovery but in no case later than twelve (12) months after delivery. JULPHAR shall have no liability to DANCE with respect to any such nonconformity which the Parties agree (or, absent such agreement, which a mutually acceptable independent laboratory or consultant determines) (i) was caused by information supplied by DANCE or due to a fault in materials supplied by DANCE, (ii) was otherwise caused by DANCE or its agents, or (iii) was caused after delivery thereof to the carrier at the point of origin. In all other cases, JULPHAR shall promptly credit DANCE’s account for JULPHAR’s invoice price to DANCE of such nonconforming Active Ingredient. Additionally, JULPHAR shall promptly, at DANCE’s sole election, either (a) refund the invoice price thereof actually paid to JULPHAR by DANCE (b) offset the amount thereof against other amounts then due JULPHAR hereunder or (c) replace such nonconforming Active Ingredient with conforming Active Ingredient at no additional cost to DANCE (including replacement shipping costs) within sixty (60) days. THE FOREGOING REMEDY CONSTITUTES THE EXCLUSIVE REMEDY AGAINST JULPHAR AND THE ENTIRE LIABILITY OF JULPHAR IN CONNECTION WITH THE REJECTED SHIPMENT. If the parties do not agree on whether the product meets specifications, they shall agree on an independent expert to determine if the product is in compliance with the specification. The fees and expenses of any independent laboratory or consultant engaged by the Parties for purposes of this section shall be paid by the Party which is determined to bear responsibility for the nonconformity in question

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11.2 Recalls.

(a) Notices. Each Party shall notify the other of any information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of Product which was manufactured using Active Ingredient supplied by JULPHAR hereunder and/or which might result in the Recall or seizure of the Product which was manufactured using Active Ingredient supplied by JULPHAR hereunder. For purposes of this Agreement, a “Recall” shall mean any action: (i) by either Party to recover title to or possession of quantities of the Product which was manufactured using Active Ingredient supplied by JULPHAR hereunder sold or shipped to Third Parties (including, without limitation, the voluntary withdrawal of such Product which was manufactured using Active Ingredient supplied by JULPHAR hereunder from the market) or (ii) by any Governmental Authority to detain or destroy any of such Product which was manufactured using Active Ingredient supplied by JULPHAR hereunder. “Recall” shall also include the election by either Party to refrain from selling or shipping quantities of such Product which was manufactured using Active Ingredient supplied by JULPHAR hereunder to Third Parties that would have been subject to a Recall if sold or shipped.

(b) Discretion. DANCE shall institute a Recall of the Product as a consequence of any defect that DANCE deems sufficiently serious. DANCE shall consult with JULPHAR regarding any Recall of Product which was manufactured using Active Ingredient supplied by JULPHAR hereunder; provided, however, that DANCE shall retain sole discretion whether to institute a Recall. JULPHAR shall provide a rapid initial response and a full report with respect thereto within thirty (30) calendar days of such notification. In case of recall for API related to DANCE‘s product, regulatory agencies may be involved. DANCE will manage the process of notification and JULPHAR will respond in a prompt and efficient manner.

(c) Responsibilities. JULPHAR shall have no liability to DANCE with respect to any Recall which the Parties agree (or, absent such agreement, which a mutually acceptable independent laboratory or consultant determines) (i) was caused by information or materials supplied by DANCE, (ii) was otherwise caused by DANCE or its agents, (iii) was caused by factors occurring after delivery of the Active Ingredient to the carrier at the point of origin, or (iv) did not result from a breach of JULPHAR’s warranties provided under Article 10 hereof. In addition, DANCE shall reimburse JULPHAR for all reasonable documented out-of-pocket Third Party costs and expenses incurred and not recovered by JULPHAR directly resulting from such Recall (subject to the limitations set forth in Section 14.2 hereof).

(d) JULPHAR Liability. For all Recalls which result from a breach of JULPHAR’s warranties provided under Article 8 hereof, unless JULPHAR does not have liability pursuant to Section 12.2(c), JULPHAR shall promptly credit DANCE’s account for JULPHAR’s invoice price to DANCE of the Active Ingredient used in such Recalled Product; if DANCE shall have previously paid for such Active Ingredient, JULPHAR shall promptly, at DANCE’ election, either (A) refund the invoice price thereof, or (B) offset the amount thereof against other amounts then due JULPHAR hereunder, or (C) replace such Active Ingredient at no additional cost to DANCE (including shipping costs); and (D) reimburse DANCE for all reasonable documented out-of-pocket Third Party costs and expenses incurred and not recovered by DANCE directly resulting from such Recall (subject to the limitations set forth in Section 14.2 hereof).

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(e) Independent Laboratory Costs. The fees and expenses of any independent laboratory or consultant engaged by the Parties for purposes of this Section 11.2 shall be paid by the Party which is determined to bear responsibility for the Recall in question.

11.3 Disposition of Nonconforming or Recalled Product. DANCE shall not dispose of any damaged, nonconforming or Recalled Product as to which it intends to assert a claim against JULPHAR without JULPHAR’s written authorization to do so. Alternatively, JULPHAR may instruct DANCE to return such Product to JULPHAR. JULPHAR shall bear the cost of disposition (as well as all applicable shipping costs) with respect to any damaged, nonconforming or Recalled Product as to which it bears responsibility under Section 12.1 or 12.2 hereof.

ARTICLE 12

INDEMNIFICATION

12.1 By DANCE. DANCE shall defend, indemnify and hold harmless JULPHAR, its Affiliates and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all claims, demands, damages, judgments, settlements and awards made by or asserted by Third Parties (collectively, “Third Party Claims”) (including, without limitation, those associated with a Recall) which any of them may incur or become subject to arising out of or resulting from (a) DANCE’s use, handling, distribution, marketing or sale of the Active Ingredient or the Product (subject to Section 13.2 hereof), (b) the breach by DANCE of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement or (c) any claim that the manufacture, use or sale of the Product infringes a patent or any other proprietary rights; provided, however, that such obligation to indemnify shall not extend to any Third Party Claim to the extent they arise out of or resulting from any negligence, recklessness or wrongful conduct by JULPHAR or the breach by JULPHAR of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

12.2 By JULPHAR. JULPHAR shall defend, indemnify and hold harmless DANCE, its Affiliates and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all Third Party Claims which any of them may incur or become subject to arising out of or resulting from (a) JULPHAR’s negligent acts or omissions or willful misconduct in connection with the performance of the services contemplated by this Agreement, (b) the breach by JULPHAR of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement, or (c) any claim that JULPHAR’s manufacture, use or sale of the Active Ingredient alone infringes a patent or any other proprietary rights; provided, however, that such obligation to indemnify shall not extend to any Third Party Claim to the extent they arise out of or resulting from any negligence, recklessness or wrongful conduct by DANCE or the breach by DANCE of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

12.3 Procedure. Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this Article 12, each indemnitee hereunder shall give written

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notice of such matter to the indemnitor. The indemnitee shall cooperate with the indemnitor in the negotiation, compromise and defense of any such matter. The indemnitor shall have the right to be in charge of and control such negotiations, compromise and defense and to select and manage counsel with respect thereto, provided that the indemnitor shall promptly notify the indemnitee of all developments in the matter. In no event shall the indemnitee compromise or settle any such matter without the prior written consent of the indemnitor, who shall not be bound by any such compromise or settlement absent its prior written consent, which consent shall not be unreasonably withheld or delayed

ARTICLE 13

INSURANCE

Each Party represents that it has and shall maintain during the Term hereof, as well as after the expiration or termination of this Agreement, sufficient insurance or an appropriate program of self insurance, and in particular products liability insurance, with appropriate policy limits to cover all risks associated with the performance of its obligations under this Agreement. Each Party agrees to provide upon request copies of the relevant certificate(s) of insurance.

ARTICLE 14

LIMITATION OF LIABILITY

14.1 DISCLAIMER OF WARRANTIES. THE WARRANTIES GIVEN BY JULPHAR HEREUNDER ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY JULPHAR.

14.2 DAMAGES. EXCEPT IN THE CASE OF FRAUD OR WILFUL MISCONDUCT, A BREACH BY JULPHAR OF ITS OBLIGATIONS UNDER SECTION 15 BELOW OR FOR THIRD PARTY CLAIMS SUBJECT TO THE INDEMNITY PROVISIONS ABOVE, NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOSS OF GOODWILL) ARISING FROM ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT (EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES).

14.3 Remedies. JULPHAR’s sole obligations, and DANCE’s sole and exclusive remedies, for any breach by JULPHAR of this Agreement related to nonconforming Active Ingredient or Recalled Product shall be as set forth in Sections 11.1 and 11.2 hereof, respectively.

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ARTICLE 15

CONFIDENTIALITY

15.1 Treatment of Confidential Information. Except as otherwise provided in this Article 15, during the Term and for a period of ten (10) years thereafter:

(i)	JULPHAR will retain in confidence and use only for the purposes contemplated hereby any Confidential Information disclosed to it by or on behalf of DANCE in connection with the performance of this Agreement; and

(ii)	DANCE will retain in confidence and use only for the purposes contemplated hereby any Confidential Information disclosed to it by or on behalf of JULPHAR in connection with the performance of this Agreement.

15.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, each Party may disclose Confidential Information to its Affiliates, sublicensees, consultants, attorneys, accountants, investment bankers, or other Third Parties on condition that such entities or persons agree (a) to keep the Confidential Information confidential for the same time periods and to the same extent as each Party is required to keep the Confidential Information confidential and (b) to use the Confidential Information only for such purposes as such Party is entitled to use the Confidential Information. Each Party or its Affiliates or sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure (i) is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially the Product, provided such Party is otherwise entitled to engage in such activities under this Agreement or (ii) is otherwise legally required.

15.3 Confidentiality Agreement. This Agreement contains the entire understanding of the Parties with respect to the Confidential Information and supersedes the Confidentiality Agreement entered into on April 20, 2011.

15.4 Material Transfer Agreement. The Material Transfer Agreement executed by the parties shall remain in effect.

ARTICLE 16

OWNERSHIP OF PROPERTY

16.1 Ownership of Rights. Each Party shall exclusively own and retain all right, title and interest in and to (i) all intellectual property rights, information, documents and tangible and intangible materials owned by it as of the Effective Date, and (ii) all Inventions which are conceived, reduced to practice, or created by such Party and/or its Affiliates or agents (including without limitation Inventions based upon any background or preexisting technology of such Party) and which do not include any intellectual property rights of the other Party from and after the Effective Date. For clarification, JULPHAR shall own all right, title and interest in any

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proprietary and/or confidential intellectual property and/or confidential information that JULPHAR, its Affiliates, contractors or agents develops, conceives, invents, reduces to practice or makes in the performance of the services and that is an improvement to JULPHAR information and/or JULPHAR intellectual property. Each Party shall be solely responsible for the conduct and costs of filing, prosecution and maintenance of patents and patent applications on its own intellectual property rights, including without limitation its Inventions.

16.2 Trademarks. DANCE shall retain all right, title and in the trademarks of DANCE that may be adopted with respect to the Product worldwide.

ARTICLE 17

FORCE MAJEURE

17.1 Effects of Force Majeure. Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement (other than the payment of money owed hereunder) to the extent that such failure or delay results from any cause beyond its reasonable control, including, without limitation, fire, flood, natural disaster, explosion, war, strike, labor unrest, riot, embargo, acts or omissions of carriers, or act of God (each, a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues, following which such Party shall promptly resume performance hereunder.

17.2 Effects of Regulatory Changes. Neither Party shall be held responsible or liable for failure or delay in fulfilling or performing any of its obligations under this Agreement to the extent that such failure or delay results from good faith efforts to comply with the enactment or revision of any law, rule, regulation or regulatory advisory opinion or order applicable to the manufacturing, marketing, sale, reimbursement and/or pricing of the Product (a “Regulatory Change”). Such excuse shall continue as long as performance is prevented by the affected Party’s good faith efforts to comply with such Regulatory Change, following which such Party shall promptly resume performance hereunder.

17.3 Notice. The Party affected by a Force Majeure Event or a Regulatory Change shall notify the other Party thereof as promptly as practicable after its occurrence. Such notice shall describe the nature of such Force Majeure Event or Regulatory Change and the extent and expected duration of the affected Party’s inability to fully perform its obligations hereunder. The affected Party shall use due diligence, where practicable, to minimize the effects of or end any such event so as to facilitate the resumption of full performance hereunder and shall notify the other Party when it is again fully able to perform such obligations.

ARTICLE 18

INDEPENDENT PARTIES

The relationship between DANCE and JULPHAR is that of independent parties and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between DANCE and JULPHAR. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

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ARTICLE 19

MISCELLANEOUS

19.1 General Notices. Except as otherwise provided in Section 19.2 hereof, all notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the Party for whom intended to the following addresses:

If to DANCE:	Dance BIOPharm Inc.
2 Mint Plaza #804 San Francisco, California , USA 94103 Attn: Chief Executive Officer

If to JULPHAR:	GULF PHARMACEUTICAL INDUSTRIES P.O. Box 997 Airport Road, Digdaga Ras Al Khaimah, United Arab Emirates Attn:

Each Party may by written notice given to the other in accordance with this Agreement change the address to which notices to such Party are to be delivered.

19.2 Special Notices. Each Party shall notify the other by telephone as soon as practicable (with written confirmation within three business days) upon its receipt of any technical complaint or notice of severe adverse reaction (hypoglycemia shall not be considered an SAE); provided, however, that notification of serious, new or unexpected experiences reported with increased frequency shall be made immediately (but in any event not more than thirty-six (36) hours after the notifying Party learns of such experiences). All such notices shall be directed to the Parties at the addresses set forth in Section 19.1 to the attention of the following personnel:

If to DANCE:

Technical complaints:	Quality Assurance Specialist/ Staff
Adverse reactions:	Director of Product Surveillance/ Compliance Officer

If to JULPHAR:

Technical complaints:	Site Quality Manager
Adverse reactions:	Site Quality Manager

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19.3 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof. Each Party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein.

19.4 Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by both of the Parties.

19.5 Waiver of Breach. The failure of either Party at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any provisions hereof or the right of any Party to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the Party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

19.6 Neither Party shall subcontract any of its obligations under this Agreement; provided, however, that (i) either party may subcontract to a Third Party any of its obligations under this Agreement with the prior written approval of the other Party, such approval not to be unreasonably withheld, and (ii) JULPHAR may subcontract any services to an Affiliate, or otherwise if permitted in the Specifications or Packaging Specifications, including without limitation the supply of materials and components, or pursuant to Section 20.7 hereof.

19.7 Assignment; Requirement to Assign to Successor to Business. Neither Party may assign its rights under this Agreement in whole or in part without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed). Any such attempted assignment without such prior written consent shall be void and ineffective. Notwithstanding the foregoing: either party may, without the other Party’s consent, assign its rights and delegate its duties under this Agreement in whole or in part to any entity with which it merges or consolidates, which acquires all or substantially all of its business and assets, or which otherwise is or becomes an Affiliate of the assigning Party;

19.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without regard to any choice-of-law principle that would dictate the application of the laws of another jurisdiction. Failing amicable agreement, all disputes arising in connection with this Agreement shall be settled by the Courts of London, England.

19.9 Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable

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in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

19.10 Publicity. Nothing in this Agreement shall be deemed to give either Party any rights to use the other Party’s trademarks or trade names without the other Party’s prior specific, written consent. The parties agree that neither party will issue any press release or otherwise make any public statement, advertisement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party. DANCE will be entitled to disclose this Agreement in the course of financing and partnering due diligence procedures conducted under confidential disclosure agreements or as may be required by Applicable Laws.

19.11 Survival. The provisions of Article 3 (Cooperation with Governmental Requirements), Section 10.5 (Rights and Duties Upon Termination), Article 11 (Claims; Recalls), Article 12 (Indemnification), Article 13 (Insurance), Article 14 (Limitation of Liability), Article 15 (Confidentiality), Article 16 (Ownership of Property), , Section 19.8 (Governing Law), Section 19.10 (Publicity) and this Section 19.11 (Survival) shall survive the expiration or termination of this Agreement.

19.12 Headings. The headings of articles and sections have been included for convenience only and shall not be considered in interpreting this Agreement.

19.13 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via facsimile or other electronic means with the same force and effect as if it were executed and delivered by the Parties simultaneously in the presence of one another.

19.14 Execution. At the time of execution of this Agreement, the Parties shall cause their authorized officers to execute two original copies of this Agreement, one copy of which shall be maintained by each Party at that Party’s offices. Each Party represents that the person who executes this Agreement is authorized and empowered to obligate and bind his or her Party under this Agreement.

19.15 Further Actions. The Parties agree to execute such additional documents and / or agreements as may be reasonably necessary to perfect the intentions of the provisions contained herein.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

DANCE BIOPHARM INC.

By:	/s/ Samantha Miller
Name:	/s/ Samantha Miller
Title:	Chief Business Officer

GULF PHARMACEUTICAL INDUSTRIES

By:	/s/ Dr. Ayman Sahli
Name:	/s/ Dr. Ayman Sahli
Title:	Chief Executive Officer

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Exhibit 1

ACTIVE INGREDIENT SPECIFICATIONS

JULPHAR shall manufacture all Human Recombinant Insulin (Active Ingredient)

to meet the specifications provided and in compliance with monograph EuPh and USP.

Parameter	Specification
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

MANUFACTURING AND SUPPLY AGREEMENT

Exhibit 2

PRICE; PRICE ADJUSTMENTS

The price of the API shall be based upon the quantities of the API purchased as follows:

Amount ordered	Price per gram (USD)
If the orders placed are less than [*]	[*]
If the orders placed are equal to or exceed [*] and less than [*]	[*]
If the orders placed are equal to or exceed [*] and less than [*]	[*]
If the orders placed are equal to or exceed [*]	[*]

Beginning three years after the Effective Date, the per-gram price payable for API may be increased by the EU Pharmaceutical Production Index (PPI).

MANUFACTURING AND SUPPLY AGREEMENT